SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2006

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road Basking Ridge, NJ		07920
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on December 16, 2004 the Compensation Committee (the “Committee”) of the Board of Directors of Avaya Inc. (the “Company”) approved a special incentive plan designed to promote the successful integration of the acquisition of Tenovis Germany GmbH and its subsidiaries (collectively, “Tenovis”) and the achievement of certain metrics (the “Tenovis Plan”).  Eligible participants in the plan included certain employees of the Company involved in the integration and management of Tenovis, including executive officers of the Company.  Under the Plan, in order for certain executives to be eligible for cash bonuses corporate performance for the fiscal year ended September 30, 2005 under the Avaya Inc. Short Term Incentive Plan was required to reach a certain target (the “STIP Target”).  Information regarding the target metrics has been omitted as it involves confidential business information, the disclosure of which would have an adverse effect on the Company.

On February 6, 2006, the Committee amended the Tenovis Plan to eliminate the STIP Target requirement for awards for certain executive officers.  Based on (i) the fact that the Company achieved and/or surpassed certain of the metrics identified above and (ii) the Committee’s action on February 6, 2006, cash bonuses aggregating approximately $1.4 million were awarded to the Chief Executive Officer and the other executive officers eligible for awards under the Tenovis Plan.

In addition, the Committee made one-time discretionary cash bonuses aggregating $200,000 to certain executive officers to recognize their efforts in the Tenovis integration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: February 8, 2006	By:	/s/ Pamela F. Craven
		Name:	Pamela F. Craven
		Title:	Senior Vice President, General Counsel and Secretary